Exhibit 3.12

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SAWTEK INC.

FIRST: The name of the corporation (hereinafter known as the “Corporation”) is SAWTEK INC.

SECOND: The duration of the Corporation shall be perpetual.

THIRD: The purposes for which the Corporation is initially organized, which shall continue to be the purposes of the Corporation until and if the same shall be amended pursuant to the provisions of the Florida General Corporation Act, and which shall include the authority of the Corporation to transact any lawful business for which corporations may be incorporated under the Florida General Corporation Act, are as follows:

To carry on a general mercantile, industrial, investigating and trading business in all its branches; to devise, invent, manufacture, fabricate, assemble, install, service, maintain, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire and assign contracts in respect of, acquire, receive, grant, and assign licensing arrangements, options, franchises, and other rights in respect of, and generally deal in and with, at wholesale and retail, as principal, and as sales, business, special, or general agent, representative, broker, factor, merchant, distributor, jobber, advisor, and any other lawful capacity, goods, wares, merchandise, commodities, and unimproved, improved, finished, processed, and other real, personal, and mixed property of any and all kinds, together with the components, resultants, and by-products thereof, to acquire by purchase or otherwise own, hold, lease, mortgage, sell, or otherwise dispose of, erect, construct, make, alter, enlarge, improve, and to aid or subscribe toward the construction, acquisition or improvement of any factories, shops, storehouses, buildings, and commercial and retail establishments of every character, including all equipment, fixtures, machinery, implements and supplies necessary, or incidental to, or connected with, any of the purposes or business of the Corporation; and generally to perform any and all acts connected therewith or arising therefrom or incidental thereto, and all acts proper or necessary for the purpose of the business.

To engage generally in the real estate business as principal, agent, broker, and in any lawful capacity, and generally to take, lease, purchase, or otherwise acquire, and to own, use, hold, sell, convey, exchange, lease, mortgage, work, clear, improve, develop, divide, and otherwise handle, manage, operate, deal in and dispose of real estate, real property, lands, multiple-dwelling structures, houses, buildings and other works and any interest or right therein; to take, lease, purchase or otherwise acquire, and to own, use, hold, sell, convey, exchange, hire, lease, pledge, mortgage, and otherwise handle, and deal in and dispose of, as principal, agent, broker, and in any lawful capacity, such personal property, chattels, chattels real, rights, casements, privileges, chores in action, notes bonds, mortgages, and securities as may lawfully be acquired, held, or disposed of; and to acquire, purchase, sell, assign, transfer, dispose of, and generally deal in and with, as principal, agent, broker, and in any lawful capacity, mortgages and other interests in real, personal, and mixed properties; to carry on a general construction, contracting, building and realty management business as principal, agent, representative, contractor, subcontractor, and in any other lawful capacity.

To apply for, register, obtain, purchase, lease, take licenses in respect of or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge, or otherwise dispose of, and, in any manner deal with and contract with reference to:

(a) inventions, devices, formulae, processes, and any improvements and modifications thereof;

(b) letters patent, patent rights, patented processes, copyrights, designs, and similar rights, trademarks, trade symbols and other indications of origin and ownership granted by or recognized under the laws of the United States of America or of any state or subdivision thereof, or of any foreign country or subdivision thereof, and all rights connected therewith or appertaining thereto;

(c) franchises, licenses, grants and concessions.

To have all of the powers conferred upon corporations organized under the Florida General Corporation Act.

FOURTH: The maximum number of shares of its common stock that the Corporation is authorized to have outstanding at any one time is 120,000,000 shares, $0.0005 per share par value (the “Common Stock”). The maximum number of shares of its preferred stock that the Corporation is authorized to have outstanding at any time is 1,000,000 shares, $0.01 per share par value (the “Preferred Stock”). The consideration to be paid for each share shall be fixed by the Board and may be paid in whole or in part in cash or other property, tangible or intangible, or in labor or services actually performed or to be performed for the Corporation, with a value, in the judgment of the directors, equivalent to or greater than the full value of the shares.

Common Stock. Subject to the rights of the Corporation’s preferred stock and except as otherwise provided by the laws of the state of Florida, the holders of record of Common Stock shall share ratably in all dividends, payable in cash, stock or otherwise, and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise. The holders of Common Stock shall be entitled to one vote per share of Common Stock held, with respect to all matters to be voted on by the shareholders of the Corporation.

Preferred Stock. The Board is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any portion of Preferred Stock not designated as a specific Series and on any wholly unissued series of Preferred Stock, and to fix the number of shares and designation of any such shares of Preferred Stock. The Board, within the limits and restrictions stated in any resolutions of the Board originally fixing the number of shares constituting any shares of Preferred Stock, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

FIFTH: The address of the registered office of the Corporation in the State of Florida is 1818 S. Highway 441, Apopka, Florida 32703, and the name of the registered agent of the Corporation at such address is Raymond A. Link.

SIXTH: The number of directors constituting the Board of Directors of the Corporation shall be no fewer than three and no more than six.

SEVENTH: The Corporation shall indemnify its directors and officers to the extent permitted by the Florida General Corporation Act.

These Amended and Restated Articles of Incorporation were unanimously approved and adopted by the Board of Directors of the Corporation by unanimous written consent pursuant to Florida Statutes Section 607.0821 on June 28, 2001 and as unanimously approved by the holder of the Corporation’s capital stock, in an action by written consent, pursuant to Florida Statutes Section 607.0704, dated June 29, 2001. The number of votes cast by the shareholders by written consent was sufficient for approval.

IN WITNESS WHEREOF, the undersigned President, as attested by the Secretary, does hereby make these Restated Articles of Incorporation, which restate and amend the provisions of the Articles of Incorporation of the corporation, having been duly adopted in accordance with Sections 607.1003 and 607.1007 of the Florida General Corporation Act, and hereby declares and certifies that this is his act and deed and the facts herein stated are true, and accordingly, has hereunto set his hand this 19 day of July, 2001.

TIMBER ACQUISITION CORP.
a Florida corporation

By:	/s/ Steven J. Sharp
Steven J. Sharp
President

Attest:

By:	/s/ Edson H. Whitehurst, Jr.
Edson H. Whitehurst, Jr., Secretary